Exhibit 23.1

KPMG LLP

PO Box 10426 777 Dunsmuir Street

Vancouver BC V7Y 1K3

Canada

Telephone (604) 691-3000

Fax (604) 691-3031

Consent of Independent Registered Public Accounting Firm

The Board of Directors
InMed Pharmaceuticals Inc.:

We consent to the use of our report dated September 24, 2021, with respect to the consolidated financial statements of InMed Pharmaceuticals Inc. incorporated herein by reference.

/s/ KPMG LLP

Chartered Professional Accountants

Vancouver, Canada

October 18, 2021

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